 Exhibit 99.2

AUTOMATIC SHARE SALE PLAN AGREEMENT

THIS AGREEMENT is made this 14th day of March, 2018 (the “Effective Date”).

BETWEEN:

Legion Partners Asset Management, LLC, a Delaware limited liability corporation, formed and organized under the laws of the State of Delaware (“Insider”)

- and -

CANTOR FITZGERALD & CO., a partnership formed and organized under the laws of New York, (“Broker” or “CF&CO.”)

RECITALS:

  Insider wishes to implement an automatic share sale plan (the “Plan”) of up to 103,000 shares of the issued and outstanding common shares of L.B. FOSTER COMPANY (the “Common Shares”); and
  Insider will engage Broker to act as its broker in respect of the sale of Common Shares in accordance with the Plan.
  In order to dispel any inference that Insider is selling Common Shares under the Plan when in possession of material non-public information and to facilitate the sale of Common Shares under the Plan during a quarterly insider trading blackout period instituted by Insider, Insider and Broker have determined that it is advisable that they enter into this agreement (the “Agreement”).

THEREFORE, Insider and Broker (collectively, the “Parties”) agree as follows:

  The Parties agree that this Agreement establishes a Plan in compliance with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Securities Exchange Act of 1934 (the “Exchange Act”) and this Plan shall be interpreted to comply with, and each Party will comply with, the requirements of Rule 10b5-1(c) under the Exchange Act. Without limiting the foregoing, (a) the Insider acknowledges and agrees that it may not attempt to exercise any subsequent influence over how, when or whether to effect sales of the Common Shares pursuant to the terms of this Agreement nor may it enter into or alter any corresponding or hedging transaction or position with respect to the Common Shares covered by this Agreement; and (b) Broker agrees that no person who exercises influence, directly or indirectly, on its behalf in effecting sales of the Common Shares pursuant to the terms of this Plan may do so while aware of any material non-public information relating to the Common Shares of L.B. Foster Company.
  Effective on April 2, 2018, Broker is authorized to sell Common Shares pursuant to the Plan on the open market and/or in block sales in accordance with the instructions set out in Schedule A (the “Sales Instructions”) and otherwise subject to the restrictions set forth in this Agreement. Broker shall be entitled to a commission of $0.02 per Common Share sold. All sales of Common Shares under this Agreement shall be made in accordance with the Sales Instructions, any applicable securities laws and regulations, and the rules, policies and procedures of the markets where the transactions are placed.
  Broker agrees that it shall effect all sales in accordance with the Sales Instructions, and all sales shall be made at the prevailing market prices, pursuant to the limitations stated in the Sale Instructions.
  Broker shall not consult with Insider regarding any sale of Common Shares to be made pursuant to this Agreement and Insider shall not seek to control or influence or disclose to Broker any information concerning Insider or its securities that might influence the execution by Broker of the Sale Instructions.
  This Agreement shall become effective as of the Effective Date and shall terminate on the earliest of:
    5:00 p.m. (New York time) on MAY 11, 2018;
    the date on which a total of 103,000 Common Shares have been sold under the Plan;
    the terms set forth in the Sale Instructions have been met; and
    the date that is 1 trading day after the date on which Insider notifies Broker in writing that this Agreement shall terminate.
  Additionally, upon the occurrence of any of the following evens (each a “Default”), this Agreement shall immediately terminate upon:
    Insider's dissolution, liquidation, insolvency, receivership, or voluntary or involuntary bankruptcy;
    the institution of proceedings for Insider's dissolution, liquidation, insolvency, receivership, or voluntary or involuntary bankruptcy;
    any assignment for the benefit of Insider's creditors;
    any levy against, seizure, assignment or sale of any substantial part of Insider's property by or for any creditor or governmental agency; or
    any similar event, act or omission, taken by or against Insider.
  Notwithstanding anything herein to the contrary, this Agreement shall terminate if, at any time, any trade contemplated hereunder shall result in a violation or adverse consequence under the applicable securities laws.
  Insider represents and warrants to Broker that:
    As of the date of this Agreement, it has no knowledge of a material fact or material change with respect to Insider that has not been generally disclosed;
    As of the date of this Agreement, it is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent Broker from acting upon the Sale Instructions;
    It is entering into this Agreement in good faith and not as part of any scheme to evade insider trading prohibitions; and
    All necessary corporate action on the part of Insider has been taken to authorize the entering into of this Agreement and this Agreement constitutes a valid and binding obligation of Insider enforceable against it in accordance with its terms.
  Market Disruptions, Restrictions, etc.
  Insider shall notify Broker as soon as reasonably practicable if it becomes subject to any legal, regulatory or contractual restriction that would prohibit Broker from making sales under this Plan (it being understood the Insider becoming aware of material, non-public information shall not constitute such a restriction), and, in such a case, the Insider and Broker shall cooperate to amend or otherwise revise this Plan to take account of such legal, regulatory or contractual restriction (provided that neither party shall be required to take any action that would be inconsistent with the requirements of Rule 10b-5 or Rule 10b5-1(c) or Rule 10b-18 under the Exchange Act).
  Insider understands that Broker may not be able to effect a sale due to a market disruption or a legal, regulatory or contractual restriction applicable to Broker. If any sale cannot be executed as required by this Agreement due to a market disruption or legal, regulatory or contractual restriction applicable to Broker, Broker agrees, subject to Section 5, to refrain from making such sale at such time and to effect such sale as promptly as practical after the cessation or termination of such market disruption or applicable restriction.
  Broker agrees not to sell Common Shares under this Plan after the Plan is terminated under Section 5.
  If applicable, the terms of this Agreement shall be adjusted automatically on a proportionate basis to address any stock split, reverse stock split or stock dividend with respect to the Common Shares, or any change in the capitalization of the Insider that occurs during the term hereof.
  If applicable, any fractional number of shares of Common Shares calculated pursuant the terms hereof shall be rounded down to the closest whole number.
  Indemnification and Limitation on Liability.
  Insider agrees to indemnify and hold harmless Broker (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses (including reasonable attorneys’ fees and costs) arising out of or attributable to: (i) any material breach by the Insider of this Plan (including Insider representations and warranties), and (ii) any violation by Insider of applicable laws or regulations; provided, however, that Insider shall have no indemnification obligations in the case of gross negligence or willful misconduct of the Broker or any other indemnified person. This indemnification shall survive the termination of this Plan.
  Notwithstanding any other provision herein, neither party shall be liable to the other for: (i) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, including but not limited to lost profits, lost savings, or loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or (ii) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.
  Insider acknowledges and agrees that Broker has not provided Insider with any tax, accounting or legal advice with respect to this Plan, including whether Insider would be entitled to any affirmative defenses.
  This Agreement may only be amended or terminated pursuant to paragraph 5 above by writing signed by the Parties; provided, however, that any such amendment or termination shall only be permitted if at the time of such amendment or termination Insider has no knowledge of a material fact or material change with respect to Insider that has not been generally disclosed. Any amendment made pursuant to this paragraph 9 shall be effective one trading day after the date on which the Parties agree to such amendment.
  Broker will provide Insider, at the end of each day on which Common Shares are sold by Broker under the Plan, with all relevant information regarding such sales as may be necessary to enable Insider to comply with its reporting and other obligations under applicable securities laws, including: the number of Common Shares sold in each trade and the price(s) paid.
  Neither of the Parties may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other.
  This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation) and permitted assigns.
  The Parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each of the Parties shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.
  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws principles thereof.
  The Parties each hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this letter agreement. In addition, the Parties each hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the Borough of Manhattan, The City of New York in respect of the interpretation and enforcement of the terms of this letter agreement, and in respect of the transactions contemplated hereby, and each hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement may not be enforced in or by such courts, and the Parties each hereby irrevocably agrees that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. Each of the Parties waives all right to trial by jury in any action, suit, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the engagement of Broker pursuant to, or the performance by Broker of the services contemplated by, this Agreement
  This Agreement may be executed by the Parties in counterparts and may be delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.